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                   CENTRAL LOUISIANA ELECTRIC COMPANY, INC.
                   COMPUTATION OF EARNINGS TO FIXED CHARGES
                    AND EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                For the twelve months ended September 30, 1997
                                 (Unaudited)

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                                                                (In thousands,
                                                                except ratios)
                                                             ------------------
Earnings                                                     $           48,345
Income taxes                                                             24,476
                                                             ------------------
Earnings from continuing operations before income taxes      $           72,821
                                                             ------------------

Fixed charges
    Interest, long-term debt                                             23,481
    Interest, other (including interest on short-term debt)               3,637
    Amortization of debt expense, premium, net                            1,172
    Portion of rentals representative of an interest factor                 470
                                                             ------------------
        Total fixed charges                                  $           28,760
                                                             ------------------

        Earnings from continuing operations before
           income taxes and fixed charges                    $          101,581
                                                             ==================

        Ratio of earnings to fixed charges                                3.53x
                                                             ==================


Fixed charges from above                                     $           28,760
Preferred stock dividends*                                                2,883
                                                             ------------------
    Total fixed charges and preferred stock dividends        $           31,643
                                                             ==================

        Ratio of earnings to combined fixed charges and
           preferred stock dividends                                      3.21x
                                                             ==================

* Preferred stock dividends multiplied by the ratio of pretax income to net income.
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